SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Saba Capital Management, L.P. issued a press release reproduced below, and Boaz R. Weinstein posted a link to such press release to his X account.

Saba Capital Files Lawsuit Against ASA Gold and Precious Metals and its Legacy Directors Over Latest Unlawful Poison Pill

ASA’s Readoption of the Poison Pill Followed the Court’s March 28th Ruling that the Pill Violates the Investment Company Act of 1940

ASA’s Poison Pill Has Remained in Continuous Effect for More Than 474 Days, Harming Shareholders and Violating Federal Law

Saba Believes the Anti-Shareholder Actions and Unlawful Steps Taken by Chair Mary Joan Hoene and Director William Donovan Underscore the Need for Immediate Board Change

New York, NY – (BUSINESS WIRE) – Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”), the largest common shareholder of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Fund”) with 17.2% ownership of the Fund’s outstanding shares, today announced that it has filed a lawsuit in the United States District Court for the Southern District of New York (the “Court”) against ASA and the legacy members of its Board of Directors (the “Board”) – Mary Joan Hoene and William Donovan – regarding their readoption of an unlawful shareholder rights plan after the Court ruled that the previous shareholder rights plan violated the Investment Company Act of 1940 (the “’40 Act”).

Boaz Weinstein, Founder and Chief Investment Officer of Saba, commented:

“By readopting a poison pill that was already deemed unlawful, ASA, Chair Mary Joan Hoene and Director William Donovan have once again demonstrated that their priorities are fees and self-preservation – not advancing the interests of all shareholders and respecting the law. ASA and these entrenched directors have also gone to extreme lengths over the past 16 months to circumvent accountability for their anti-shareholder behavior and poor stewardship of the Fund. As evidence, after shareholders elected two of Saba’s candidates to the four-member Board in April 2024, the legacy directors excluded both new directors from critical matters by forming sham committees that effectively serve as a ‘Shadow Board.’ These committees were purposely structured to maintain exclusive powers related to the poison pill and litigation against Saba, contradicting the clear will of shareholders.

This latest gambit from ASA, Ms. Hoene and Mr. Donovan shows that they are blindly committed to fighting Saba, no matter what the cost is to the Fund’s shareholders. It should be clear that the right path for ASA needs to begin with further shareholder-driven change to the Board. Breaking the current boardroom deadlock by adding a fifth director, who enjoys support from a critical mass of shareholders, will ensure that the Board begins honoring its fiduciary duties and respecting the tenets of sound governance, including by holding an overdue Annual Meeting of Shareholders.”

Key Facts:

•	In December 2023, ASA adopted an unlawful and discriminatory poison pill that gave limited duration purchasing rights to common shareholders with beneficial ownership of less than 15% of the Fund while denying these rights to all other common shareholders.

•	ASA readopted this poison pill in substantively unchanged form four times – in April 2024, August 2024, December 2024 and March 2025. These successive readoptions have meant that the poison pill has remained in continuous operation and effect for more than 474 days, barring Saba from purchasing any additional shares since the first pill took effect without triggering the pill’s operation.

•	Saba believes ASA’s poison pill violates the ’40 Act because it provides subscription rights for ASA common stock that are not ratable (i.e. proportional) to the ownership interests of the class of common shareholders. Additionally, because the pill was repeatedly extended, it operates as a warrant or subscription right expiring more than 120 days after issuance in violation of the ’40 Act.

•	On March 28, 2025, the Court found that ASA’s December 2023 pill, as repeatedly extended, had violated Section 18(d) of the ’40 Act, declared it void and granted recission to Saba.

•	After the Court’s ruling on the afternoon of Friday, March 28, 2025, and before the markets had even opened on Monday, March 31, 2025, ASA had already readopted the pill in substantively identical form – in conflict with the Court’s decision.

•	On March 31, 2025, Saba filed a motion to enforce the Court’s March 28, 2025 judgment via recission of the March 2025 pill. On April 15, 2025, the Court agreed with the “logic” of Saba’s argument that “successive rights plans – each adopted close in time and nearly identical in form, after the prior one expired – also violate the [’40 Act],” though it could not hold as much given its determination that new facts arose after its March 28, 2025 judgment.

•	Saba is seeking recission of ASA’s newly readopted poison pill in violation of federal law, a declaration that the pill violates and is void under the ’40 Act, and an injunction against further implementation and/or readoption of the pill.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”) and Maryann Bruce (“Ms. Bruce”, and together with Saba, the “Participants”), intend to file and furnish a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the upcoming special general meeting of shareholders (the “SGM”) of ASA Gold and Precious Metals Limited (the “Company”) requisitioned by funds managed by Saba, to increase the size of the board of directors of the Company (the “Board”) from four to five members and to appoint Ms. Bruce as a director of the Company.

Shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The proxy statement and an accompanying proxy card will be sent or given to securityholders and will be available for no charge on the SEC’s website, https://www.sec.gov/.

As of the date hereof, each of Saba Capital and Mr. Weinstein may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 3,253,837 common shares, par value $1.00 per share (“Common Shares”), including 1,913,658 Common Shares held in record name by funds managed by Saba Capital. Ms. Bruce may be deemed to have an interest in the Participants’ solicitation by virtue of being a nominee for election to the Board and does not own any Common Shares or other securities of the Company as of the date hereof.

Contacts

Longacre Square Partners

Kate Sylvester, 646-386-0091

ksylvester@longacresquare.com